Exhibit 8.1

                              List of Subsidiaries

         The following is a list of the significant subsidiaries of CEMEX, S.A. de C.V. as of December 31, 2003, including the name of each subsidiary and its country of incorporation:


    CEMEX Mexico, S.A. De C.V..............................  Mexico
    CEMEX Espana, S.A......................................  Spain
    CEMEX Corp.............................................  United States (DE)
    CEMEX, Inc.............................................  United States (LA)